Exhibit 99

INVESTOR CONTACT:	MEDIA CONTACT:
Tom Paulson	Kathryn Lovik
Senior Vice President and Chief Financial Officer	Global Communications Director
tom.paulson@tennantco.com	kathryn.lovik@tennantco.com
763-540-1204	763-540-1212

Tennant Company Reports 2017 First Quarter Results

Record net sales for a first quarter of $191.1 million increased 6.2 percent, or grew 5.0 percent organically;
Reported per share loss of $0.22 includes special items of Tennant restructuring and costs related to IPC acquisition;
Adjusted EPS, excluding special items, of $0.31, up 24 percent;
Company updates 2017 full year net sales and earnings outlook to include IPC Group acquisition

MINNEAPOLIS, April 24, 2017–Tennant Company (NYSE: TNC), a world leader in designing, manufacturing and marketing of solutions that help create a cleaner, safer, healthier world, today reported record first quarter net sales of $191.1 million and a net loss of $4.0 million, or a $0.22 loss per share, for the quarter ended March 31, 2017. The 2017 first quarter included two special items that reduced earnings by a total of $0.53 per share: an $8.0 million pre-tax restructuring charge, or $0.32 per share, to support key strategic initiatives and lower costs; and a $4.0 million pre-tax charge, or $0.21 per share, for acquisition costs and financing costs related to the IPC acquisition. Excluding these special items, adjusted 2017 first quarter net earnings rose to $5.4 million, or $0.31 per diluted share, an increase of 24 percent versus the year ago quarter. In the 2016 first quarter, Tennant reported net earnings of $4.4 million, or $0.25 per diluted share, on net sales of $179.9 million. (See the Supplemental Non-GAAP Financial Table.)
“We are pleased to report Tennant’s record first quarter sales, fueled by growth in our Americas and EMEA regions,” said Chris Killingstad, Tennant Company's president and chief executive officer. “During the quarter, we continued to pursue strategies designed to further ignite the company’s growth and increase profitability. In early April, we completed the largest acquisition in Tennant’s history of IPC Group, which significantly increases our presence and market share in Europe, and more than doubles Tennant’s current EMEA business. We are excited about our combined potential. We also initiated our restructuring actions to better align our global resources and expense structure with a lower growth global economic environment. The savings from the restructuring are estimated to be approximately $7 million in 2017 and a total of $10 million in 2018. Together, we expect these actions to further enhance Tennant’s revenue and earnings performance.”

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Page 2 – Tennant Company Reports 2017 First Quarter Results

Tennant remained focused on its core strategies of maintaining a strong new product and technology pipeline, expanding the company's global market coverage and building e-Business capabilities, while leveraging the company's cost structure to improve operating efficiency.
On April 6, 2017, Tennant announced it completed the acquisition of IP Cleaning, S.p.A. and its subsidiaries (IPC Group) in an all-cash transaction for $353 million (€330 million). The privately held IPC Group, based in Italy, designs and manufactures innovative professional cleaning equipment, tools and other solutions. Tennant anticipates that the acquisition will be accretive to the 2018 full year earnings per share.
First Quarter Operating Review
The company's 2017 first quarter consolidated net sales of $191.1 million rose 6.2 percent over the prior year quarter. Foreign currency exchange effects were essentially flat versus the prior year, and the net impact of the 2016 Florock acquisition and the Green Machines™ divestiture increased consolidated net sales by 1.2 percent. As a result, organic net sales, which exclude the impact of foreign currency exchange, acquisitions and divestitures, increased approximately 5.0 percent.
Contributing to 2017 first quarter results were strong sales of scrubbers, mostly attributed to sales of the new industrial M17 and T20/M20/M30 products that were launched last year.
Geographically, sales in the Americas rose 6.9 percent, and grew 4.2 percent organically, excluding a favorable foreign currency exchange impact of approximately 1.0 percent and the impact of the Florock acquisition of 1.7 percent. Results in the Americas region reflect strong sales to strategic accounts and direct sales fueled by demand for new products in North America and in Latin America. Sales in the Europe, Middle East and Africa (EMEA) region were up 8.3 percent, and grew 14.3 percent organically, with positive organic sales growth in all countries, with particular strength in Central Eastern Europe, Middle East and Africa (CEEMEA), Iberia, France and the Netherlands. Organic sales in EMEA exclude an unfavorable foreign currency exchange impact of 5.5 percent and the impact of the Green Machines divestiture of 0.5 percent. Sales in the Asia Pacific (APAC) region declined 3.6 percent and decreased approximately 4.1 percent organically, excluding a favorable foreign currency exchange impact of about 0.5 percent. Robust sales growth in Japan and Korea were more than offset by lower sales in Australia and China.
Tennant's gross margin in the 2017 first quarter was 41.7 percent compared to 43.1 percent in the prior year quarter. The 140 basis point decrease primarily reflects temporary service inefficiencies related to organizational changes from the restructuring, a less favorable mix of sales by geography and customer, and raw material cost inflation.
Research and development (R&D) expense for the 2017 first quarter totaled $8.4 million, or 4.4 percent of sales, versus $7.9 million, or 4.4 percent of sales, a year ago. The company continues to invest in developing a robust pipeline of innovative new products and technologies.

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Page 3 – Tennant Company Reports 2017 First Quarter Results

Selling and administrative (S&A) expense in the 2017 first quarter was $73.9 million, or 38.7 percent of sales, and as adjusted was $63.0 million or 33.0 percent of sales, versus the prior year quarter S&A of $62.4 million, or 34.7 percent of sales. The 2017 first quarter S&A expense, as adjusted to exclude the $8.0 million restructuring charge and $2.9 million of IPC acquisition costs, was 170 basis points lower compared to the prior year quarter as Tennant continued to balance disciplined spending control with investments in key growth initiatives.
Tennant's 2017 first quarter operating loss was $2.6 million, or a negative 1.4 percent of sales, and the operating profit as adjusted to exclude the restructuring charge and the IPC acquisition costs in S&A expense, was $8.3 million, or 4.3 percent of sales, compared to an operating profit of $7.1 million, or 3.9 percent of sales, in the year ago quarter.
New Product and Technology Pipeline
Tennant Company continues to execute against a robust new product pipeline. In 2017, the company plans to introduce 31 new products and product variants. In the 2017 first quarter, Tennant launched:

•
A new family of T500 Commercial Walk-Behind Scrubbers, which enable professional cleaners to improve cleaning performance and battery maintenance. This line is comprised of 20 new products and product variants ranging from base models to premium models equipped with ec-H2O NanoClean® technology.

•
The enhanced IRIS® Web Based Fleet Management System, which allows users to remotely monitor and manage their machines with full visibility of the user’s fleet through broad reporting and monitoring capabilities.

Commented Killingstad: “Our new products are being well received by customers. In the first three months of 2017, 42 percent of our equipment sales came from products introduced within the last three years, which was well above our target of 30 percent. These new products demonstrate our commitment to address a wider array of customer needs, such as managing labor costs, productivity and machine maintenance information. We remain focused on developing innovative new products and technologies that fuel our revenue growth. We also are exploring new growth avenues, such as autonomous guided scrubbers, through our advanced product development efforts, which go beyond improving cleaning performance.”
Tennant is committed to being an industry innovation leader and raising the standard for sustainable cleaning around the world.
2017 Business Outlook
Killingstad stated: “We are excited about our strategic plans, but remain cautious in our 2017 outlook on the global macroeconomic environment. Tennant is competitively well positioned in our markets, with exciting technologies and opportunities to expand our product portfolio and geographic presence, particularly in EMEA with the IPC Group acquisition. Through this acquisition and our restructuring actions, Tennant is positioned to accelerate revenue growth and improve profitability.”

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Page 4 – Tennant Company Reports 2017 First Quarter Results

Tennant Company is updating its full year 2017 outlook to include the 2017 first quarter restructuring charge, one-time acquisition and financing costs related to the IPC Group acquisition, and the April 2017 IPC Group acquisition, including the impact on earnings from preliminary estimates of purchase accounting valuations, and also the interest expense from the related financing. Tennant now estimates 2017 full year net sales in the range of $960 million to $990 million, up 18.7 percent to 22.4 percent, or up approximately 1 percent to 3 percent organically, assuming an unfavorable foreign currency exchange impact on sales of approximately 1 percent, an additional 0.8 percent inorganic growth from the 2016 Florock acquisition, and inorganic growth from the 2017 IPC acquisition in the range of 18.6 percent to 20.4 percent. Previously, Tennant anticipated 2017 full year net sales in the range of $810 million to $830 million. The company expects 2017 full year reported earnings in the range of $1.05 to $1.25 per diluted share. The company expects 2017 full year as adjusted earnings in the range of $2.40 to $2.60 per diluted share, excluding the following non-recurring costs totaling $30.8 million pre-tax, or $1.35 per diluted share:

1)	$8.0 million restructuring charge (recorded in the 2017 first quarter in S&A Expense)

2)	$7.5 million IPC acquisition costs ($2.9 million recorded in the 2017 first quarter in S&A Expense)

3)	$8.1 million IPC related financing costs ($1.2 million recorded in the 2017 first quarter in Other Expense, Net)

4)	$7.2 million IPC acquisition inventory step-up (to be recorded in Cost of Goods Sold)
Foreign currency exchange in 2017 is estimated to negatively impact operating profit by approximately $2.5 million, or a negative impact of approximately $0.10 per diluted share. On an as adjusted and “Constant Currency” basis (assuming no change in foreign exchange rates from the prior year), 2017 full year earnings are estimated to be in the range of $2.50 to $2.70 per diluted share. Previously, Tennant anticipated 2017 full year earnings on an as adjusted and “Constant Currency” basis to be in the range of $2.60 to $2.80 per diluted share. The decrease in the range of $0.10 per diluted share primarily reflects the anticipated as adjusted 2017 dilution from the IPC Group acquisition. For the 2016 full year, earnings per diluted share totaled $2.59 on net sales of $808.6 million.
Tennant’s 2017 annual financial outlook includes the following additional assumptions:

•	Continued stable economy in North America, modest improvement in Europe and a challenging business environment in APAC;

•	Gross margin performance in the range of 42 to 43 percent;

•	R&D expense of approximately 4 percent of sales;

•	Capital expenditures in the range of $25 million to $30 million; and

•	An effective tax rate of approximately 28 percent.
Commented Killingstad: “We made significant progress against our growth and profitability aspirations in the 2017 first quarter. Our acquisition of IPC Group will put us over our $1 billion sales target on an annualized basis. Additionally, our combined acquisition and restructuring actions will move us closer to our 12 percent operating profit margin goal. We remain committed to creating further value for Tennant’s shareholders.”

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Conference Call
Tennant will host a conference call to discuss the 2017 first quarter results today, April 24, at 10 a.m. Central Time (11 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the Home page. A taped replay of the conference call with slides will be available at investors.tennantco.com for approximately three months after the call.

Company Profile
Minneapolis-based Tennant Company (TNC) is a world leader in designing, manufacturing and marketing solutions that empower customers to achieve quality cleaning performance, significantly reduce their environmental impact and help create a cleaner, safer, healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and coatings for protecting, repairing and upgrading surfaces. Tennant's global field service network is the most extensive in the industry. Tennant has manufacturing operations in Minneapolis, MN; Holland, MI; Louisville, KY; Chicago, IL; Uden, The Netherlands; São Paulo, Brazil; and Shanghai, China; and sells products directly in 15 countries and through distributors in more than 80 countries. For more information, visit www.tennantco.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.
Forward-Looking Statements
Certain statements contained in this document, as well as other written and oral statements made by us from time to time, are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets we serve. Particular risks and uncertainties presently facing us include: geopolitical and economic uncertainty throughout the world; the competition in our business; our ability to attract, develop and retain key personnel; our ability to achieve operational efficiencies, including synergistic and other benefits of acquisitions; our ability to effectively manage organizational changes; our ability to successfully upgrade, evolve and protect our information technology systems; our ability to develop and commercialize new innovative products and services; unforeseen product liability claims or product quality issues; fluctuations in the cost, quality, or availability of raw materials and purchased components; foreign currency exchange rate fluctuations, particularly the relative strength of the U.S. dollar against other major currencies; the occurrence of a significant business interruption; our ability to comply with laws and regulations; and our ability to sufficiently remediate any material weaknesses or significant deficiencies in our internal control over financial reporting.
We caution that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. For additional information about factors that could materially affect Tennant's results, please see our other Securities and Exchange Commission filings, including disclosures under “Risk Factors.”
We do not undertake to update any forward-looking statement, and investors are advised to consult any further disclosures by us on this matter in our filings with the Securities and Exchange Commission and in other written statements we make from time to time. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

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Page 6 – Tennant Company Reports 2017 First Quarter Results

Non-GAAP Financial Measures
This news release and the related conference call include presentations of non-GAAP measures that include or exclude special items. Management believes that the non-GAAP measures provide useful information to investors regarding the company's results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company's operating performance for the current, past or future periods. Management uses these non-GAAP measures to monitor and evaluate ongoing operating results and trends, and to gain an understanding of the comparative operating performance of the company. See the Supplemental Non-GAAP Financial Table. In addition, this news release and related conference call include a discussion of sales, sales growth and net earnings per diluted share on a “Constant Currency” basis, which are non-GAAP measures. For the purpose of comparison, financial performance on a “Constant Currency” basis uses the prior year exchange rates for the comparative period to enhance the visibility of the underlying business trends, excluding the impact arising from foreign currency exchange rate fluctuations.

FINANCIAL TABLES FOLLOW

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Page 7 – Tennant Company Reports 2017 First Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(In thousands, except shares and per share data)	Three Months Ended
	March 31
	2017	2016
Net Sales	$191,059	$179,864
Cost of Sales	111,323	102,362
Gross Profit	79,736	77,502
Gross Margin	41.7%	43.1%
Operating Expense:
Research and Development Expense	8,446	7,904
Selling and Administrative Expense	73,903	62,439
Loss on Sale of Business	—	62
Total Operating Expense	82,349	70,405
(Loss) Profit from Operations	(2,613)	7,097
Operating Margin	(1.4)%	3.9%
Other Income (Expense):
Interest Income	84	41
Interest Expense	(794)	(302)
Net Foreign Currency Transaction Losses	(1,197)	(273)
Other Expense, Net	(21)	(36)
Total Other Expense, Net	(1,928)	(570)

(Loss) Profit Before Income Taxes	(4,541)	6,527
Income Tax (Benefit) Expense	(584)	2,088
Net (Loss) Earnings	$(3,957)	$4,439

Net (Loss) Earnings per Share:
Basic	$(0.22)	$0.25
Diluted	$(0.22)	$0.25

Weighted Average Shares Outstanding:
Basic	17,596,546	17,544,192
Diluted	17,596,546	17,977,587

Cash Dividends Declared per Common Share	$0.21	$0.20

GEOGRAPHICAL NET SALES(1) (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2017	2016	%
Americas	$142,770	$133,553	6.9
Europe, Middle East and Africa	33,276	30,733	8.3
Asia Pacific	15,013	15,578	(3.6)
Total	$191,059	$179,864	6.2
(1) Net of intercompany sales.

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Page 8 – Tennant Company Reports 2017 First Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)	March 31,	December 31,	March 31,
	2017	2016	2016
ASSETS
Current Assets:
Cash and Cash Equivalents	$44,997	$58,033	$26,914
Restricted Cash	632	517	544
Net Receivables	137,383	149,134	134,243
Inventories	88,093	78,622	84,085
Prepaid Expenses	14,511	9,204	11,564
Other Current Assets	2,172	2,412	2,096
Total Current Assets	287,788	297,922	259,446
Property, Plant and Equipment	304,318	298,500	288,655
Accumulated Depreciation	(191,398)	(186,403)	(187,418)
Property, Plant and Equipment, Net	112,920	112,097	101,237
Deferred Income Taxes	16,281	13,439	12,909
Goodwill	21,456	21,065	17,151
Intangible Assets, Net	8,769	6,460	3,105
Other Assets	19,933	19,054	18,852
Total Assets	$467,147	$470,037	$412,700

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Current Portion of Long-Term Debt	$33	$3,459	$3,461
Accounts Payable	49,521	47,408	46,568
Employee Compensation and Benefits	23,450	35,997	26,887
Income Taxes Payable	2,056	2,348	252
Other Current Liabilities	45,173	43,617	38,602
Total Current Liabilities	120,233	132,829	115,770
Long-Term Liabilities:
Long-Term Debt	45,013	32,735	19,189
Employee-Related Benefits	20,227	21,134	21,458
Deferred Income Taxes	166	171	58
Other Liabilities	4,956	4,625	4,493
Total Long-Term Liabilities	70,362	58,665	45,198
Total Liabilities	190,595	191,494	160,968
Shareholders’ Equity:
Preferred Stock	—	—	—
Common Stock	6,658	6,633	6,624
Additional Paid-In Capital	—	3,653	—
Retained Earnings	317,471	318,180	289,903
Accumulated Other Comprehensive Loss	(47,577)	(49,923)	(44,795)
Total Shareholders’ Equity	276,552	278,543	251,732
Total Liabilities and Shareholders’ Equity	$467,147	$470,037	$412,700

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Page 9 – Tennant Company Reports 2017 First Quarter Results

TENNANT COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In thousands)	Three Months Ended
	March 31
	2017	2016
OPERATING ACTIVITIES
Net (Loss) Earnings	$(3,957)	$4,439
Adjustments to reconcile Net (Loss) Earnings to Net Cash Used in Operating Activities:
Depreciation	4,493	4,256
Amortization	244	112
Deferred Income Taxes	(2,650)	(509)
Share-Based Compensation Expense	2,573	2,637
Allowance for Doubtful Accounts and Returns	251	(94)
Loss on Sale of Business	—	62
Other, Net	18	60
Changes in Operating Assets and Liabilities:
Receivables	12,115	9,342
Inventories	(8,631)	(5,642)
Accounts Payable	1,882	(4,083)
Employee Compensation and Benefits	(13,630)	(9,163)
Other Current Liabilities	1,699	(6,502)
Income Taxes	(1,513)	379
Other Assets and Liabilities	(4,307)	(1,761)
Net Cash Used in Operating Activities	(11,413)	(6,467)

INVESTING ACTIVITIES
Purchases of Property, Plant and Equipment	(4,673)	(6,820)
Proceeds from Disposals of Property, Plant and Equipment	53	65
Issuance of Long-Term Note Receivable	(1,500)	—
Purchase of Intangible Asset	(2,500)	—
Proceeds from Sale of Business	—	285
(Increase) Decrease in Restricted Cash	(85)	121
Net Cash Used in Investing Activities	(8,705)	(6,349)

FINANCING ACTIVITIES
Payments of Long-Term Debt	(11,151)	(2,008)
Issuance of Long-Term Debt	20,000	—
Purchases of Common Stock	—	(7,052)
Proceeds from Issuances of Common Stock	1,655	504
Excess Tax Benefit on Stock Plans	—	134
Dividends Paid	(3,722)	(3,539)
Net Cash Provided by (Used in) Financing Activities	6,782	(11,961)

Effect of Exchange Rate Changes on Cash and Cash Equivalents	300	391

Net Decrease in Cash and Cash Equivalents	(13,036)	(24,386)

Cash and Cash Equivalents at Beginning of Period	58,033	51,300

Cash and Cash Equivalents at End of Period	$44,997	$26,914

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Page 10 – Tennant Company Reports 2017 First Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended
	March 31
	2017	2016

Net Sales	$191,059	$179,864

Cost of Sales	111,323	102,362
Gross Profit - as reported	79,736	77,502
Gross Margin	41.7%	43.1%

Operating Expense:
Research and Development Expense	8,446	7,904
Selling and Administrative Expense	73,903	62,439
Loss on Sale of Business	—	62
Total Operating Expense	82,349	70,405

(Loss) Profit from Operations - as reported	$(2,613)	$7,097
Operating Margin - as reported	(1.4)%	3.9%
Adjustments:
Restructuring Charge	8,018	—
Acquisition Costs	2,874	—
Profit from Operations - as adjusted	$8,279	$7,097
Operating Margin - as adjusted	4.3%	3.9%

Other Income (Expense):
Interest Income	84	41
Interest Expense	(794)	(302)
Net Foreign Currency Transaction Losses	(1,197)	(273)
Other Expense, Net	(21)	(36)
Total Other Expense, Net - as reported	(1,928)	(570)

(Loss) Profit Before Income Taxes - as reported	$(4,541)	$6,527
Adjustments:
Restructuring Charge	8,018	—
Acquisition Costs	2,874	—
Financing Costs	1,157	—
Profit Before Income Taxes - as adjusted	$7,508	$6,527

Income Tax (Benefit) Expense - as reported	$(584)	$2,088
Adjustments:
Restructuring Charge	2,234	—
Acquisition Costs	—	—
Financing Costs	433	—
Income Tax Expense - as adjusted	$2,083	$2,088

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Page 11 – Tennant Company Reports 2017 First Quarter Results

TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLE

(In thousands, except per share data)	Three Months Ended
	March 31
	2017	2016

Net (Loss) Earnings - as reported	$(3,957)	$4,439
Adjustments:
Restructuring Charge	5,784	—
Acquisition Costs	2,874	—
Financing Costs	724	—
Net Earnings - as adjusted	$5,425	$4,439

Net (Loss) Earnings per Share - as reported:
Basic	$(0.22)	$0.25
Diluted	$(0.22)	$0.25
Adjustments:
Restructuring Charge	0.32	—
Acquisition Costs	0.17	—
Financing Costs	0.04	—
Diluted Net Earnings per Share - as adjusted	$0.31	$0.25

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